Exhibit 99.1

PRO FORMA FINANCIAL STATEMENTS

      The following unaudited pro forma combined condensed balance sheet of Giant Industries, Inc. and subsidiaries gives effect to the following events as if each had occurred on December 31, 2001 and the following unaudited pro forma combined condensed statement of operations of Giant Industries, Inc. and subsidiaries gives effect to the following events as if each had occurred on January 1, 2001:

•	the acquisition of the Yorktown refinery from BP Corporation North America Inc. and BP Products North America, Inc. (“BP”);

•	the $200.0 million offering of senior subordinated notes due 2012;

•	borrowings of $23.0 million under our new $100.0 million senior secured revolving credit facility;

•	borrowings of $40.0 million under our new senior secured amortizing lease facility; and

•	the application of the proceeds from the above financings together with cash on hand to make the Yorktown acquisition, redeem in full our 9 3/4% senior subordinated notes due 2003, and pay related transaction fees and expenses.

      The matters described in the last four bullet points above are collectively referred to as “the related financing transactions.”

      The Yorktown acquisition will be accounted for using the purchase method of accounting. The estimates of the fair value of the Yorktown refinery assets and related liabilities are based on preliminary estimates. These estimates will be updated based on valuations with respect to inventories, property, plant and equipment, intangible assets and certain assumed liabilities, and will change from the amounts shown.

      The unaudited pro forma combined condensed financial statements are based on assumptions that we believe are reasonable under the circumstances and are intended for informational purposes only. They are not necessarily indicative of the future financial position or future results of the combined operations or of the financial position or the results of operations that would have actually occurred had the Yorktown acquisition taken place as of the dates or for the periods presented. The Yorktown refinery has certain shared assets and incurs or is charged certain common costs which relate to both the Yorktown refinery and other BP operations. As such, BP has made certain allocations of assets, liabilities and expenses to the refinery in its financial statements. While the basis for allocating such costs is considered reasonable by BP, amounts allocated to the refinery could differ significantly from amounts that would otherwise be determined if the refinery were operated on a standalone basis. The unaudited pro forma combined condensed statement of operations contains allocations of corporate overhead totaling $6.7 million related to the historical financial statements. We believe the actual incremental corporate overhead that we will incur will be less than the allocated amounts.

GIANT INDUSTRIES, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

December 31, 2001

	Historical		Pro Forma

	Giant	Yorktown	Adjustments		Combined

	(dollars in millions)
ASSETS

Current Assets:
Cash and cash equivalents	$26.3	$—	$(21.5	)(a)	$4.8
Receivables, net	43.5	12.9	(12.9	)(b)	43.5
Accounts receivable, affiliates	—	1.0	(1.0	)(b)	—
Inventories	58.7	37.4	9.0	(a)	105.1
Prepaid expenses and other	3.7	0.1	(0.1	)(b)	3.7
Deferred income taxes	3.8	0.8	(0.8	)(b)	3.8

Total current assets	136.0	52.2	(27.3)		160.9

Property, plant and equipment	525.3	249.3	(117.7	)(a)	656.9
Less accumulated depreciation and amortization	(201.8)	(157.8)	157.8	(a)	(201.8)

	323.5	91.5	40.1		455.1

Goodwill	19.8	—	—		19.8
Other assets	27.9	—	13.6	(c)	41.5

	$507.2	$143.7	$26.4		$677.3

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$42.3	$27.1	$(27.1	)(b)	$42.3
Accounts payable, affiliates	—	11.1	(11.1	)(b)	—
Accrued expenses	36.5	7.3	(7.4	)(b)	36.4

Total current liabilities	78.8	45.5	(45.6)		78.7

Long-term debt, net of current portion	256.8	—	163.0	(c)	419.8
Deferred income taxes	32.8	17.6	(17.6	)(b)	32.8
Other liabilities	2.4	11.4	(3.9	)(a)	9.9
Parent company investment	—	69.2	(69.2	)(d)	—
Stockholders’ equity	136.4	—	(.3	)(e)	136.1

	$507.2	$143.7	$26.4		$677.3

See accompanying notes to unaudited pro forma combined condensed balance sheet.

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

December 31, 2001

(a)	The following is a preliminary estimate of the purchase price and financing fees related to the Yorktown acquisition (in millions):

Purchase price under the purchase agreement	$127.5
Assumed purchased value of associated hydrocarbon inventories	42.0
Estimated direct costs of acquisition, including financing fees	15.0

Total purchase price and financing fees	$184.5

As part of the Yorktown acquisition, we agreed to pay to BP, beginning in 2003 and concluding at the end of 2005, under certain circumstances, earn-out payments up to a maximum of $25.0 million.

For purposes of this pro forma analysis, the above estimated purchase price and financing fees have been allocated based on a preliminary assessment of the fair value of the assets to be acquired and liabilities to be assumed as follows (in millions):

Property, plant and equipment, including turnaround assets	$131.6
Inventories:
Feedstocks and refined products	42.0
Materials and supplies	4.4
Other assets, consisting of financing fees and intangibles	14.0
Environmental liabilities assumed	(7.5)

Total purchase price and financing fees	$184.5

The final allocation of the purchase price may result in values assigned to goodwill and other intangibles. Such values are not expected to be material.

The adjustment of $21.5 million in cash represents the amount to be used for the Yorktown acquisition. This amount includes a $10.0 million non-refundable deposit paid to BP on February 8, 2002.

The adjustment of $9.0 million to inventories is to reflect the amount paid for the Yorktown refinery inventories in excess of the historical values as follows (in millions):

Feedstocks and refined products	$42.0
Materials and supplies	4.4

Total inventories purchased	46.4
Historical values of inventories	(37.4)

Adjustment to inventories	$9.0

(note: materials and supplies are included in the $127.5 million purchase of the Yorktown refinery).

The adjustment of $117.7 million to property, plant and equipment represents the difference in the preliminary allocated purchase price compared to historical costs of the Yorktown refinery property, plant and equipment.

The adjustment of $157.8 million to accumulated depreciation and amortization represents the elimination of the historical Yorktown refinery amounts.

The adjustment to other liabilities for $3.9 million reflects the amount of the environmental liability to be assumed by us, after giving effect to the environmental indemnification provisions of the acquisition agreement. The total accrual at December 31, 2001 amounted to $14.9 million of which a portion was included in accrued expenses. The liability to be assumed by us is $7.5 million.

(b)	Represents an adjustment to exclude assets and liabilities of the Yorktown refinery business we are not acquiring or assuming.

(c)	Represents an adjustment to reflect (1) $200.0 million aggregate principal amount of senior subordinated notes due 2012, (2) $23.0 million initial borrowings under our new $100.0 million senior secured revolving credit facility, (3) $40.0 million of borrowings under our new senior secured amortizing lease facility and (4) the redemption of all $100.0 million aggregate principal amount of our 9 3/4% senior subordinated notes due 2003.

The adjustment of $13.6 million to other assets represents the financing fees to be incurred in the amount of $14.0 million less the write-off of unamortized debt issuance costs associated with the 9 3/4% senior subordinated notes due 2003.

(d)	Represents the elimination of BP’s investment related to the Yorktown refinery business.

(e)	Represents an after-tax adjustment of $0.3 million to write-off unamortized debt issuance costs associated with the 9 3/4% senior subordinated notes due 2003.

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS

For the Year Ended December 31, 2001

	Historical

		Yorktown		Pro Forma
		Refinery
	Giant	Business		Adjustments		Combined

	(dollars in millions, except per share data)
Revenues	$968.7	$688.4	(1)	$7.7	(a)	$1,664.8
Costs and Expenses:
Costs of products sold	738.5	588.5		—		1,327.0
Operating expenses	114.3	76.5	(2)	(7.4	)(b)	173.7
				(9.7	)(c)
Selling, general and administrative expenses	27.9	5.5		—		33.4
Corporate overhead allocation	—	6.7	(3)	—		6.7
Depreciation and amortization	33.9	8.2		(0.2	)(d)	41.9
Loss on the disposal/write-down of assets	6.2	—		—		6.2
Allowance for related party note and interest receivable	5.4	—		—		5.4

Operating income	42.5	3.0	(1)(2)	25.0		70.5
Interest and financing costs	(24.1)	—		(18.5	)(e)	(42.6)
Interest income	1.7	—				1.7

Earnings before income tax	20.1	3.0		6.5		29.6
Income tax provision	7.7	1.2		2.5	(f)	11.4

Net earnings	$12.4	$1.8		$4.0		$18.2

Weighted average common shares (in millions)
Basic	8.87					8.87

Diluted	8.89					8.89

Net earnings per share:
Basic	$1.40					$2.05

Diluted	$1.39					$2.05

See accompanying notes to unaudited pro forma combined condensed statements of operations.

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED

STATEMENTS OF OPERATIONS
For the Year Ended December 31, 2001

Informational Notes:

(1)	Under BP’s ownership, the Yorktown refinery was operated as a part of BP’s global refining, production and distribution system. As such, we believe the Yorktown refinery was not always operated to maximize the sales and profitability of the refinery, but rather the refinery’s contribution to BP’s overall operations. In addition, in 2001 the Yorktown refinery experienced a fire that damaged certain equipment, including its catalytic reformer and conducted a major planned maintenance turnaround. The interruption of business caused by the fire and turnaround, which lasted 92 days, resulted in significant lost sales and profit opportunities at the Yorktown refinery in 2001.

(2)	Operating expenses include $13.3 million for the costs to repair certain equipment damaged by a fire during 2001. Also included in operating expenses for 2001 are costs related to a major planned maintenance turnaround in the amount of $9.7 million. See note (c) below.

(3)	Historical Yorktown refinery business results include $6.7 million of allocated corporate overhead. We estimate that the amount of incremental overhead related to the Yorktown refinery will be approximately $2.0 million per year, which represents a reduction of $4.7 million per year.

Yorktown Refinery Adjustments:

(a)	The Yorktown refinery transferred 100% of its propane and butane production to BP and its affiliates at fixed fee arrangements. We have entered into new contracts with BP, which expire in March 2003, for the sale of butane and propane to BP at prices that are higher than the current fixed fee arrangements. Under the new contracts, sales revenues for 2001 would have been higher by $7.7 million. The new contract pricing will be effective as of the closing date of the Yorktown acquisition.

(b)	Represents the adjustment to the environmental liability accrual to reflect the liability to be assumed by us, as provided for in the environmental indemnification provisions of the Yorktown transaction. A pre-tax charge of $11.3 million was incurred during 2001 relating to expected remediation costs associated with the refinery site. The total amount of the accrual at December 31, 2001 amounted to $14.9 million, of which $7.5 million is to be assumed by us.

(c)	Represents an adjustment to conform the accounting policy for refinery maintenance turnaround costs to our current policy of deferring and amortizing such costs. An exposure draft has been issued by the American Institute of Certified Public Accountants that is expected to require companies to expense the non-capital portion of major maintenance costs as incurred. This change in accounting is expected to be adopted for fiscal years beginning after June 15, 2002, and it is expected that the effect of expensing existing unamortized deferred non-capital major maintenance costs will be reported as a cumulative effect of an accounting change in the consolidated statement of operations.

(d)	Represents an adjustment to record depreciation expense based upon our preliminary allocation of fair values to property, plant and equipment based on a weighted-average estimated useful life of 20 years. Turnaround assets are amortized over a 5-year period.

(e)	Represents an adjustment to record interest expense (and amortization of deferred financing costs) on the $200.0 million senior subordinated notes due 2012 and our new senior secured credit facilities required to finance the Yorktown acquisition and to pay related transaction fees and expenses, at a weighted average annual interest cost of 9.5% and the amortization of consent fees paid in connection with our consent solicitation of the holders of our $150.0 million senior subordinated notes due 2007, offset by a decrease in interest expense (and amortization of deferred financing costs) related to our 9 3/4% senior subordinated notes due 2003. A 1/8% change in the weighted average interest rate associated with the $200.0 million senior subordinated notes due 2012 and the new senior secured credit facilities would have a $0.3 million effect on our annual interest expense.

(f)	Represents the income tax effect of the adjustments above at a combined statutory tax rate of 38%.

SELECTED HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL AND OTHER DATA

      The following table summarizes our financial information and sets forth certain pro forma information after giving effect to the Yorktown acquisition and the related financing transactions. The summary historical statement of earnings and balance sheet data presented below for each of the years ended December 31, 2001, 2000, 1999, 1998 and 1997 has been derived from our audited financial statements. The pro forma statement of earnings data for the year ended December 31, 2001 gives effect to the Yorktown acquisition and the related financing transactions, as if they had occurred on January 1, 2001. The pro forma balance sheet data as of December 31, 2001 gives effect to the Yorktown acquisition and the related financing transactions, as if they had occurred on December 31, 2001. The unaudited pro forma information set forth below is not necessarily indicative of the results that actually would have been achieved had the Yorktown acquisition and the related financing transactions been consummated on January 1, 2001 or December 31, 2001, as the case may be, or that may be achieved in the future.

	Year Ended December 31,

	Pro Forma	Historical
	Combined
	2001	2001	2000	1999	1998	1997

	(dollars in thousands)
Statement of Earnings Data:
Net revenues:
Refining Group	$1,146,326	$450,226	$518,172	$388,300	$312,632	$428,688
Retail Group	390,379	390,379	421,339	338,565	273,651	216,858
Phoenix Fuel	391,172	391,172	443,224	272,685	196,511	136,543
Other	244	244	367	677	528	427
Intersegment(a)	(263,342)	(263,342)	(308,740)	(217,544)	(140,818)	(125,238)

Consolidated total net revenues	1,664,779	968,679	1,074,362	782,683	642,504	657,278

Cost of products sold	1,327,014	738,514	859,001	568,005	464,936	487,748

Gross margin	337,765	230,165	215,361	214,678	177,568	169,530

Operating expenses	173,660	114,260	122,650	115,599	103,207	85,177
Depreciation and amortization	41,875	33,875	33,579	31,129	29,166	23,991
Selling, general and administrative expenses	40,064	27,864	25,373	28,166	25,288	19,256
Loss on the disposal/write-down of assets	6,212	6,212	—	2,387	—	—
Allowance for related party note and interest receivable	5,409	5,409	—	—	—	—

Operating income	70,545	42,545	33,759	37,397	19,907	41,106

Interest expense	(42,598)	(24,098)	(24,411)	(23,417)	(25,464)	(18,139)
Interest and investment income	1,661	1,661	1,989	2,476	1,831	2,133

Earnings before income taxes	29,608	20,108	11,337	16,456	(3,726)	25,100

Provision for income taxes	11,427	7,727	4,048	5,678	(1,509)	9,806

Net earnings	$18,181	$12,381	$7,289	$10,778	$(2,217)	$15,294

	Year Ended December 31,

	Pro Forma		Historical
	Combined
	2001		2001		2000		1999		1998		1997

	(dollars in thousands, except per share and operating data)
Balance Sheet Data (at end of period):
Total assets	$677,074		$507,174		$528,565		$546,799		$527,414		$535,371
Total long-term debt (net of current portion)	419,749		256,749		258,009		258,272		282,484		275,557
Total stockholders’ equity	136,010		136,410		127,703		132,462		127,702		133,467
Other Data:
Net cash provided by operating activities	69,256		65,256		29,492		59,799		26,892		31,292
Capital expenditures	61,256		57,056		22,455		46,361		60,320		35,752
EBITDA(b)	127,343		91,343		67,338		63,805		57,464		67,982
Adjusted EBITDA(c)	145,343
Total debt/ EBITDA	3.30	x	2.81	x	3.83	x	4.05	x	4.92	x	4.05	x
Total debt/ adjusted EBITDA	2.89	x
EBITDA/interest expense	2.99	x	3.79	x	2.76	x	2.72	x	2.26	x	3.75	x
Adjusted EBITDA/interest expense	3.41	x
Ratio of earnings to fixed charges(d)	1.64	x	1.73	x	1.39	x	1.58	x	0.87	x	2.24	x
Operating Data(e):
Refining Group:
Crude oil/ NGL/residual feedstock throughput (bpd)	88,725		33,167		35,359		38,360		38,158		40,183
Refinery sourced sales barrels (bpd)	92,280		32,025		34,287		37,368		37,898		39,037
Average crude oil costs ($/bbl)	n/a		$25.00		$29.26		$17.64		$14.29		$20.60
Refining margins ($/bbl)	6.56		9.69		7.63		6.89		4.83		6.39
Retail Group:
Fuel gallons sold (in thousands)	212,116		212,116		234,823		239,864		209,325		144,653
Fuel margins ($/gal)	$0.1618		$0.1618		$0.1603		$0.1717		$0.1950		$0.1990
Merchandise sales	$144,531		$144,531		$138,544		$118,894		$102,827		$74,983
Merchandise margins	28.7%		28.7%		29.0%		28.9%		31.0%		31.0%
Number of operating units at end of period(f)	151		151		180		173		167		149
Phoenix Fuel:
Fuel gallons sold (in thousands)	394,158		394,158		424,290		351,949		314,763		172,121
Fuel margins ($/gal)	$0.0498		$0.0498		$0.0524		$0.0644		$0.0670		$0.0750
Lubricant sales	$22,347		$22,347		$24,210		$22,067		$22,517		$12,923
Lubricant margins	16.6%		16.6%		16.4%		15.2%		14.0%		14.0%

(a)	The intersegment sales elimination represents intercompany transactions primarily from our Refining Group to our Retail Group, our Refining Group to Phoenix Fuel, and Phoenix Fuel to our Retail Group. The following table is a summary of intersegment sales for the years indicated:

	Year Ended December 31,

	2001	2000	1999	1998	1997

	(dollars in thousands)
Intersegment sales:
Refining Group	$183,217	$228,488	$197,760	$131,599	$118,748
Retail Group	—	—	—	1,876	1,994
Phoenix Fuel	80,125	80,252	19,784	7,343	4,496

Total	$263,342	$308,740	$217,544	$140,818	$125,238

(b)	EBITDA is defined as earnings before interest, taxes, depreciation, amortization, and certain non-cash charges. During 2001 non-cash charges for Giant consisted of the loss on the disposal or write-down of assets for $6.2 million, an allowance for a related party note and interest receivable for $5.4 million, and a $3.3 million adjustment for the lower of cost or market inventory write-downs, which is included in cost of products sold. During 1999, non-cash items consisted of a $2.4 million charge for the loss on the disposal or write-down of assets and a $7.1 million gain for a lower of cost or market inventory adjustment included in cost of products sold. EBITDA excluded non-cash charges for the lower of cost or market inventory write-downs of $8.4 million for 1998 and $2.9 million for 1997, which were included in cost of products sold. Adjusted EBITDA and pro forma EBITDA are presented net of $19.9 million of corporate expenses for 2001, $17.0 million for 2000, $19.9 million for 1999, $18.1 million for 1998, and $14.6 million for 1997.

The calculation of EBITDA is not based on U.S. GAAP, and you should not consider it as an alternative to net earnings or cash flows from operating activities (which are determined in accordance with U.S. GAAP), as an indicator of operating performance or as a measure of liquidity. EBITDA may not be comparable to similarly titled measures used by other entities.

(c)	Adjusted EBITDA is defined as EBITDA plus certain unusual items regarding the Yorktown refinery. We believe it is another useful tool for analyzing our ability to service debt. EBITDA reconciles to adjusted EBITDA for 2001 as follows:

Year Ended
December 31, 2001

(dollars in thousands)
EBITDA	$127,343
Unusual repair expenses due to a 2001 fire at Yorktown	13,300
Estimated savings in the Yorktown refinery corporate overhead allocation	4,700

Adjusted EBITDA	$145,343

(d)	The ratio of earnings to fixed charges is computed by dividing (i) earnings before income taxes plus fixed charges by (ii) fixed charges. Fixed charges consist of interest on indebtedness, amortization of debt issue costs, capitalized interest and the estimated interest component (one-third) of rental and lease expense.

(e)	Operating data includes the operations of various Retail Group acquisitions in 1997 and 1998 and the acquisition of Phoenix Fuel in 1997.

(f)	At the end of 2001, the number of retail operating units included 149 service stations, the travel center, and one restaurant.

YORKTOWN REFINERY OPERATIONS

      Set forth below is data with respect to the Yorktown refinery operations and the primary refined products produced during the indicated periods.

	Year Ended December 31,

	2001	2000	1999	1998

Feedstock throughput (bpd):
Crude oil and residual feedstocks	55,478	59,996	56,256	55,468
Intermediates	5,210	5,784	4,549	2,451

Total	60,687	65,780	60,805	57,918

Rated crude oil capacity utilized	90%	97%	91%	90%
Products (bpd):
Gasoline	33,356	36,000	32,898	28,318
Diesel fuel and No. 2 fuel oil	19,941	22,589	19,433	19,865
Other(a)	9,419	9,501	11,166	11,567

Total	62,716	68,090	63,498	59,750

High-value products (as a percentage of total feedstocks):
Gasoline	55%	55%	54%	49%
Diesel fuel and No. 2 fuel oil	33%	34%	32%	34%

Total	88%	89%	86%	83%

(a)	Other products includes petroleum coke converted to a fuel oil equivalent number of barrels.

      On April 12, 2002, the Yorktown refinery suspended operations for a portion of its operating units due to an unplanned power interruption. The cause of this power interruption was determined to be minor in nature and has been repaired. All affected units have been inspected. Most of the Yorktown refinery’s operating units, including those that were in planned, scheduled turnaround, have been restarted at various times since the power interruption. The balance of operating units are currently in a routine restart process to normal operations.

      Financial information for the Yorktown refinery is not currently available for any period after December 31, 2001. However, operating data for the refinery is provided below. For the quarter ended March 31, 2002, total feedstock throughput was 55,973 bpd, consisting of 94.7% crude oil and residual feedstocks, and 5.3% intermediates. This compares to the quarter ended March 31, 2001 with total feedstock throughput of 55,142 bpd, consisting of 97.6% crude oil and residual feedstocks, and 2.4% intermediates.

      Total product volume for the quarter ended March 31, 2002 was 56,603 bpd, consisting of 55.9% gasoline, 32.8% diesel fuel and No. 2 fuel oil and 11.3% other. This compares to total product volume for the quarter ended March 31, 2001 of 57,436 bpd, consisting of 44.2% gasoline, 34.3% diesel fuel and No. 2 fuel oil and 21.5% other.

FORWARD-LOOKING STATEMENTS

      This document includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are included throughout this document. These statements relate to projections regarding the Yorktown acquisition, the related financing transactions, the amount of transaction fees and expenses, estimated savings in corporate overhead, the amounts of assumed liabilities and other financial items. We have used the words “believe,” “expect,” “anticipate,” “estimate,” “could,” “plan,” “intend,” “may,” “project,” “predict,” “will” and similar terms and phrases to identify forward-looking statements in this document.

      Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate, and the forward-looking statements based on these assumptions could be incorrect. While we have made these forward-looking statements in good faith and they reflect our current judgment regarding such matters, actual results could vary materially from the forward-looking statements.

      Actual results and trends in the future may differ materially depending on a variety of factors. These factors include the following:

•	our ability to negotiate definitive agreements with respect to the credit facility, the lease facility and the notes and to close the financing transactions;

•	our ability to close the acquisition of the Yorktown refinery; and

•	our ability to successfully integrate the Yorktown refinery and manage the liabilities, including environmental liabilities, that we will assume in the Yorktown acquisition.

      All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the previous statements. Forward-looking statements we make represent our judgment on the dates such statements are made. We assume no obligation to update any information contained in this document or to publicly release the results of any revisions to any forward-looking statements to reflect events or circumstances that occur, or that we become aware of, after the date of this document.